Exhibit (a)(4)
Withdrawal Form

WITHDRAWAL FORM

Instructions: This Withdrawal Form relates to the option exchange program described in the Cree, Inc. Offer to Exchange dated March 17, 2003 (the “Offer to Exchange”) and the offer contained in the Offer to Exchange (the “Offer”). You may withdraw your prior election(s) to participate in the Offer and the tender of your eligible option(s) by properly completing and signing this Withdrawal Form and delivering the completed form, either by hand delivery to one of the individuals at the addresses listed below or by fax to (919) 313-5314 (e-mail is not sufficient), by not later than the expiration of the Offer. The Offer expires at 12:00 midnight Eastern Time (9:00 p.m. Pacific Time) on April 11, 2003 unless we extend it. If we extend the Offer, you may withdraw your prior election(s) and the tender of your eligible option(s) at any time before expiration of the extended deadline. In addition, if we do not accept your option(s) for exchange on or before May 9, 2003, you may withdraw the tender of your eligible option(s) at any time thereafter, beginning at 12:01 a.m. Eastern Time on May 10, 2003, until the option(s) are accepted for exchange.

This Withdrawal Form will not be effective unless it is properly completed, signed and delivered as specified above. The delivery of this Withdrawal Form is at your risk, so you should take appropriate steps to ensure it is timely delivered. To properly complete this form you must (1) sign it on the employee signature line below using your full name, (2) write the date where indicated beside your signature, and (3) print or type your full name below your signature. While not required, you should also note the time you signed this form where indicated beside your signature. If we receive one or more Election Forms and one or more Withdrawal Forms signed by you, we will give effect to the form bearing the latest date and time, if shown, and otherwise to the form bearing the latest date or, if two forms bear the same date but no time is shown, then to the form we received last.

Representatives Authorized to Receive Withdrawal Forms:

Durham, NC Site (Bldg. 1): Laura Munden Cree, Inc.—Human Resources 4600 Silicon Drive, Bldg. 1 Durham, NC 27703	Durham, NC Site (Bldg. 10): Tamara Cappelson Cree. Inc.—Stock Plan Administration 4600 Silicon Drive, Bldg. 10 Durham, NC 27703

Sunnyvale, CA Site Naheed Moon-Sears Cree Microwave, Inc.—Human Resources 160 Gibraltar Court, Sunnyvale, CA 94089	Goleta, CA Site Susan LeRoy Cree Lighting Company—Administration 340 Storke Road, Goleta, CA 93117

WITHDRAWALOF ELECTION: By signing below, I acknowledge that I have received the Offer to Exchange and I ELECT NOT TO PARTICIPATE in the Offer and hereby withdraw any and all elections to participate signed by me and the tender of my eligible option(s) for exchange pursuant to the Offer. I understand that, unless I properly complete, sign and deliver a new Election Form prior to expiration of the Offer, I will not receive any new option(s) under the Offer and that my eligible option(s) will remain in effect without any change in the terms and conditions applicable to the option(s).

Date	Signature of Employee

Time (Eastern Time will be assumed unless otherwise noted)	Employee Name (please print)

Acknowledgement of Receipt:

Date and Time	Authorized Representative or Receipt Named Above

WHITE COPY – COMPANY                                        YELLOW COPY – EMPLOYEE